December 31, 2015

Kien Huat Realty III Limited

Dear Gerard:

Reference is made to that certain Investment Agreement, dated August 19, 2009, as amended by that certain First Amendment and Clarification to the Investment Agreement, dated September 30, 2009 (as amended the “Investment Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement.

Pursuant to Section 4.5 of the Investment Agreement, you are entitled to certain option matching rights upon the exercise of options or warrants included on the Closing Date Option Schedule. Pursuant to the terms of the Investment Agreement, the Company was obligated to deliver to you a written notice (the “Option Exercise Notice”) of the exercise of any options or warrants included on the Closing Date Option Schedule no more than five (5) business days after their exercise. The delivery of such Option Exercise Notice would trigger your right to elect, within ten (10) business days following the delivery of such Option Exercise Notice, to purchase an equal number of shares of common stock as are being delivered to the exercising option or warrant holder at the exercise price for the applicable option or warrant (“Option Matching Rights”). The parties hereto acknowledge and agree that, as a result of the Company’s failure to provide the Option Exercise Notice, your right to elect to purchase an equal number of shares has not yet vested and shall inure to your benefit only upon the Company’s delivery of such Option Exercise Notice.

To fulfill the Company’s obligations pursuant to the Investment Agreement, and in light of your current inability to exercise any Option Matching Rights as a result of the Company’s Insider Trading Policy, we hereby provide notice of the exercise of the options and warrants listed on Annex A hereto in relation to which you are entitled to Option Matching Rights. You shall be entitled to elect to exercise your Option Matching Rights within ten (10) business days after the date on which the Company’s Chief Compliance Officer provides written notice that you are no longer unable to exercise such Option Matching Rights pursuant to the Company’s Insider Trading Policy (the “Trigger Date”). In addition, to the extent any additional options or warrants included on the Closing Date Option Schedule are exercised by the holders thereof on or after the date hereof and prior to the Trigger Date, Annex A hereto shall be supplemented to include such options or warrants (the “Annex A Supplement”) and the Chief Compliance Officer shall deliver such Annex A Supplement to you promptly. Following the Trigger Date, the Company shall promptly deliver further Option Exercise Notices, if any, pursuant to the terms of the Investment Agreement.

The parties hereto hereby agree that except as specifically provided in and modified by this letter agreement, the Investment Agreement is in all other respects hereby ratified and confirmed. This letter agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Sincerely,

EMPIRE RESORTS, INC.

By: /s/ Joseph A. D’Amato
Joseph A. D’Amato
Chief Executive Officer

Accepted as of the date written above:

KIEN HUAT REALTY III LIMITED

By: /s/ Gerard Lim Ewe Keng____
Gerard Lim Ewe Keng
Authorized Signatory